PRESS RELEASE

Dynamic Shares Announces Liquidation of Dynamic Short Short-Term Volatility Futures ETF (Ticker: WEIX)

CHICAGO, December 20, 2024 (Newswire.com) – Dynamic Shares LLC, the sponsor of the Dynamic Short Short-Term Volatility Futures ETF (the "Fund" or "WEIX"), announced today its decision to liquidate and close the Fund, effective **December 30, 2024**. Dynamic Shares LLC has determined to liquidate the Fund due to insufficient investor interest.

The last day of trading for the Fund on the Chicago Board Options Exchange (Cboe BZX) is expected to be **Friday, December 27, 2024**. Shareholders may sell their shares in the secondary market until the close of trading on this date. Following the close of trading, the Fund will cease operations.

On **Monday, December 30, 2024,** the remaining shareholders will receive the net asset value of their shares as of the December 27, 2024, distributed in cash. Shareholders do not need to take any action during this process.

Dynamic Shares LLC has coordinated with the Cboe BZX to ensure the orderly delisting and liquidation of the Fund.

Key Dates:

- **December 20, 2024:** Official announcement of liquidation.
- **December 23, 2024:** Convert derivatives and money market fund holdings and other cash equivalents to cash. (The creation of new shares in the Dynamic Short Short-Term Volatility Futures ETF (WEIX) will cease prior to the market open on **Monday, December 23, 2024**.)
- **December 27, 2024:** Last day of trading on Cboe BZX.
- **December 30, 2024:** Fund liquidation and distribution to shareholders.

Investors are encouraged to review the Fund's prospectus, available on the Fund's website, for more information. If you have any questions, please contact Dynamic Shares at (312) 216-2890.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund before investing. The prospectus contains this and other information about the Fund. A copy of the Fund's prospectus is available at www.dynamicsharesetf.com

or by calling the Fund at (312) 216-2890. The prospectus should be read carefully before investing. Current and future holdings are subject to change and risks.

An investment risk in the Fund is subject to investment risks, including the possible loss of some or the entire principal amount invested. There can be no assurance that the Fund will be successful in meeting its investment objective. Investment in the Fund is also subject to the following risks (among others):

> *Algorithm Risk: the algorithm's predictions concerning the movement in price of VIX Futures Contracts may not anticipate actual market movements, and these predictions may affect the return on your investment.*
>
> *Investment Objective Risk: The Fund seeks to achieve its investment objective even if it will cause the value of the shares to decline.*
>
> *Sponsor Risk: The sponsor will not materially modify the algorithm described in the prospectus after the prospected us declared effective by the SEC, even if the algorithm is unsuccessful and fails in its objective to better manage risks by causing the Fund to maintain lower notional exposure to VIX Futures Contracts during periods where such exposure would cause the Fund to incur losses and maintain similar notional exposure to VIX Futures Contracts during periods where exposure would cause the Fund to make profits.*

More information about these risks and others can be found in the Fund's prospectus.